CUSIP No. 208242107
AGREEMENT TO FILE JOINT SCHEDULE 13D
     Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Conn’s, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.
     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the first day of February, 2008.

/s/ David A. Knight

David A. Knight, as attorney in fact for Conn’s Voting Trust, SF Holding Corp., Stephens Inc., Jackson T. Stephens Trust No. One, Warren A. Stephens Trust, Warren A. Stephens Grantor Trust, Harriet C. Stephens Trust, Warren & Harriet Stephens Children’s Trust, Warren Miles Amerine Stephens 95 Trust, Warren Miles Amerine Stephens Trust, John Calhoun Stephens 95 Trust, John Calhoun Stephens Trust, Laura Whitaker Stephens 95 Trust, Laura Whitaker Stephens Trust, Grandchild’s Trust #2, Curtis F. Bradbury, Jr., Douglas H. Martin, Stephens Investment Partners 2000 LLC, Stephens Investment Partners 2001 LLC, and Stephens Investments Holdings LLC.

/s/ Ronald M. Clark

Ronald M. Clark, as attorney in fact for Bess C. Stephens Trust, W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, Carol M. Stephens, W.R. Stephens, Jr. Revocable Trust, Pamela D. Stephens Trust One, MAM International Holdings, Inc., Jon E.M. Jacoby, C. Ray Gash, IRA, C. Ray Gash, Francine, Inc., Coral Two Corporation, Craig Dobbs Campbell, Jr. 1992 Trust, Susan Stephens Campbell 1992 Trust, Elizabeth Chisum Campbell 1992 Trust, Ray Gash Conns 2004 Trust, Linda M. Gash Conns 2004 Trust, SG-1890, LLC, W.R. Stephens, Jr. and Elizabeth S. Campbell.